									EXHIBIT A

CAPITAL STRUCTURE/CAPITALIZATION RATIOS OF ENTERGY AND PUBLIC UTILITY COMPANY SUBSIDIARIES (AS OF 9/30/05) ($ IN THOUSANDS)

	EAI	EGSI	ELI	EMI	ENOI	SERI	EPI	EOI	ETR Consolidated
Common Stock	$ 470	$ 114,055	$ 1,088,900	$ 199,326	$ 33,744	$ 789,350	$ 55	$ 5	$ 2,482
Paid In Capital	591,107	1,157,486	(1,718)	(605)	36,294	-	88,379	995	4,839,810
Accumulated other comprehensive income	-	794	-	-	-	-	-	-	(265,877)
Less Treasury Stock	-	-	(120,000)	-	-	-	-	-	(2,168,035)
Retained Earnings (Accumulated Deficit)	838,117	620,802	67,296	371,417	99,169	104,311	(57,350)		5,450,218
Common Equity	1,429,694	1,893,137	1,034,478	570,138	169,207	893,661	31,084	1,000	7,858,598

Preferred-w/o sink	116,350	47,327	100,500	50,381	19,780	-	-	-	346,466
Total Prefered	116,350	47,327	100,500	50,381	19,780	-	-	-	346,466

Long-Term Debt	1,296,760	2,208,072	1,022,416	695,128	289,855	823,144	-	-	8,380,766
Preferred with sinking fund	-	13,950	-	-	-	-	-	-	13,950
L-T Cap Leases	63,753	21,043	44,915	15	-	65,570	-	-	195,297
Current Cap Leases	50,957	33,516	22,753	47	-	27,716	-	-	134,989
Current L-T debt	-	-	-	-	-	22,989	-	-	100,286
Notes Payable	-	-	40,000	-	15,000	-	-	-	40,041
Money Pool O/S	-	112,857	124,936	-	35,331	-	-	-	-
Total Debt	1,411,470	2,389,438	1,255,020	695,190	340,186	939,419	-	-	8,865,329

Total Cap	$ 2,957,514	$ 4,329,902	$ 2,389,998	$ 1,315,709	$ 529,173	$ 1,833,080	$ 31,084	$ 1,000	$ 17,070,393

Equity	48.3%	43.7%	43.3%	43.3%	32.0%	48.8%	100.0%	100.0%	46.0%
Preferred	3.9%	1.1%	4.2%	3.8%	3.7%	0.0%	0.0%	0.0%	2.0%
Debt	47.7%	55.2%	52.5%	52.9%	64.3%	51.2%	0.0%	0.0%	52.0%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%